EXHIBIT 10.7

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Sun Healthcare Group, Inc.
as amended through March 18, 2008

The Non-Employee Directors of the Board of Directors of Sun Healthcare Group, Inc. (“Directors”) shall be compensated as follows:

1.	Annual Fees for Directors. Each Director shall receive an annual fee of $35,000, which is payable in four equal quarterly installments.

2.
Annual Fees for Chairpersons.  Each Chairperson of a Committee of the Board of Directors shall receive an additional annual fee, payable in four equal quarterly installments, as follows:  $8,000 for Audit, $6,000 for Compliance, and $5,000 for each of Compensation, Nominating or Executive.

3.
Meeting Fees.  Each Director shall receive: (i) $1,750 for a Board of Directors or Committee meeting attended in person, (ii) the following amounts for each additional Committee meeting attended in person on the same date: $1,500 for Audit or Compliance Committee meetings and $1,000 for Compensation or Nominating and Governance Committee meetings, and (iii) $1,000 for any Board or Committee meetings attended by telephone.

4.
Restricted Stock Unit Awards.  Each Director shall receive an award of $100,000 of restricted stock units on the date that the Compensation Committee grants annual equity awards to its officers and employees using the closing sale price of Sun’s common stock as of such date.  The stock unit awards shall have the following terms:  (i) the units shall vest monthly over one year, (ii) the vested units shall not be distributed as common stock until the earlier of five years of service on the Board or separation of service from the Board, and (iii) the vesting of the units and the distribution of the vested units would accelerate at death, disability or change in control.

5.
Conversion of Cash Retainers into Stock Units.  Commencing as of July 1, 2008, each Director shall be entitled to convert their cash retainers under Items 1 and 2 above into additional stock units.  Directors choosing such conversion must make an irrevocable election each year and the conversion would occur quarterly as of the last day business day of each quarter using the closing sale price of Sun’s common stock.

6.	Reimbursement of Expenses. Each Director is reimbursed for out-of-pocket expenses for attendance at Board and committee meetings.